EXHIBIT 1





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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement dated September 23, 1996 (to Prospectus dated September 20, 1996) of Salomon Brothers Mortgage Securities VII, Inc. relating to the Asset Backed Floating Rate Certificates, Series 1996-5 of our report dated January 17, 1996 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts."




                                              /s/ Coopers & Lybrand L.L.P.
                                              COOPERS & LYBRAND L.L.P.



New York, New York
September 23, 1996